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                                                  Exhibit 4.3

                    AMENDMENT NUMBER ONE
                           TO THE
                TECHNOLOGY SOLUTIONS COMPANY
              1995 EMPLOYEE STOCK PURCHASE PLAN


          WHEREAS, Technology Solutions Company (the

"Company") has heretofore adopted and maintains the

Technology Solutions Company 1995 Employee Stock Purchase

Plan (the "Plan"), an employee stock purchase plan within

the meaning of section 423 of the Internal Revenue Code of

1986, as amended (the "Code"); and



          WHEREAS, the Company desires to amend the Plan in

certain respects in connection with the Company's proposed

spin-off of its subsidiary, eLoyalty Corporation, to the

stockholders of the Company.



          NOW, THEREFORE, pursuant to the power of amendment

contained in Section 9(c) of the Plan, the Plan is hereby

amended as follows, effective as of the first day of the

first Purchase Period beginning after the date hereof:



          1.   Section 2 of the Plan is hereby amended (i) by deleting

               clause (a) of the first sentence thereof, and inserting

               the following clause in lieu thereof:


         (a) who has been continuously employed by the Participating Companies for at least three months,




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and (ii) by deleting the last sentence thereof, and

inserting the following sentence in lieu thereof:



     In addition, the number of shares of Common Stock which may be purchased by any Eligible Employee during any Purchase Period shall not exceed 1,500, subject to adjustment pursuant to Section 14.


          2.  Section 4 of the Plan is hereby amended by

adding the following at the end thereof:


     In the event of a pro rata distribution by the Company to its stockholders of all of the shares of the common stock of eLoyalty Corporation then owned by the Company (a "Spin-Off"), the Purchase
     Period then in effect under the Plan shall end as of the business day immediately preceding the record date of the Spin-Off. The amounts credited to the Purchase Accounts of all Participants as of such date shall be applied to purchase shares of Common Stock in accordance with Section 5 of the Plan, and such shares shall be considered issued and outstanding for purposes of the Spin-Off.
     Thereafter, a new Purchase Period shall begin on the first business day of each calendar quarter beginning after the record date of the Spin-Off and shall end on the last business day of each such calendar quarter.


          3.  Section 5 of the Plan is hereby amended (i) by

deleting the first sentence of paragraph (i) of subsection

(a) thereof, and inserting the following sentence in lieu

thereof:



     To enroll in the Plan, an Eligible Employee shall execute and deliver a payroll deduction authorization (the "Authorization") to the
     Participating Company which is the employee's employer, or its designated agent, in the time and manner specified by the Committee.
and (b) by adding the following sentence at the end of

paragraph (ii) of subsection (a) thereof:

     Payroll deductions (and any other amount paid under the Plan) shall continue in accordance with such Authorization notwithstanding any transfer of employment between Participating Companies.



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          4.  Section 6 of the Plan is hereby amended by

deleting the reference to "clause (c) of the third paragraph of Section 9," where it appears therein, and by inserting a

reference to "clause (iii) of Section 9(c)" in lieu thereof.



          5.  Section 7 of the Plan is hereby amended by

deleting the last sentence of subsection (a) thereof, and

inserting the following sentence in lieu thereof:



     A Participant will be issued a certificate for his or her shares upon the request of the Participant in accordance with procedures established by the Company.


          6.  Section 8 of the Plan is hereby amended (i) by

deleting subsection (a) thereof, and inserting the following subsection in lieu thereof:



          (a)  A Participant may elect at any time to
     terminate his or her participation in the Plan, provided such termination is received by the Company in writing prior to the last business day of the Purchase Period for which such termination is to be effective. Upon any such termination, the Company shall promptly deliver to such Participant cash in an amount equal to the balance to his or her credit in his or her Purchase
     Account on the date of such termination. At any time after such termination, the Participant may request the delivery to such Participant of one or more certificates for the number of whole shares of Common Stock held for his or her benefit, and the cash equivalent for any fractional share so held. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock on the last day of the Purchase Period immediately preceding such termination, determined as provided in Section 6.


and (ii) by deleting subsections (b) and (c) thereof, and

inserting the following subsection (b) in lieu thereof:

               (b)  If the Participant dies, terminates
     his or her employment with the Participating
     Companies for any reason, or otherwise ceases to be an Eligible Employee (including, without limitation, as a result of a Participating Company ceasing to be a Subsidiary Company), his or her participation in the Plan shall immediately terminate. Upon such terminating event, the Company shall promptly deliver to such Participant or his or her legal representative, as the case may be, cash in an amount equal to the balance to his or her credit in his or her Purchase Account on the date of such termination.




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          7.  Section 10 of the Plan is hereby amended by

deleting the second sentence thereof.



          8.  Section 13 of the Plan is hereby amended by

deleting the second sentence thereof.



          9.   Sections 14 and 15 of the Plan, and all references

            thereto, are hereby

redesignated as Sections 15 and 16, respectively, and the

following new Section 14 is added to the Plan:



       14.  Adjustment.  In the event of any stock
       split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the maximum number and class of securities which may purchased under this Plan, the maximum number and class of securities that may be purchased by any Eligible Employee during any Purchase Period, and the purchase price per security shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under this Plan, such fractional security shall be disregarded.


          10.  Section 15 of the Plan (as heretofore

redesignated) is hereby amended (i) by deleting subsection

(a) thereof, and inserting the following subsection in lieu

thereof:





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          (a)  Except as otherwise expressly provided
     herein, any Authorization, election, notice or document under the Plan from an Eligible Employee or Participant shall be delivered to the Company, the Participating Company that is the employer of such Eligible Employee, or their designated agents and, subject to any limitations specified in the Plan, shall be effective when so delivered.


and (ii) by deleting subsection (d) thereof, and

redesignating subsections (e) and (f), and all references

thereto, as subsections (d) and (e), respectively.



          IN WITNESS WHEREOF, the Company has caused this

instrument to be executed by its duly authorized officer on

this 23rd day of July, 1999.





                                   Technology Solutions Company



                                   By: PAUL PETERSON
                                   _________________________